                                                                    Exhibit 23.1

                        CONSENT OF INDEPENDENT AUDITORS


     We consent to the reference to our firm under the caption "Experts" in Amendment No. 2 to the Registration Statement (Form S-3) and related Prospectus of Pacific Gulf Properties Inc., dated April 13, 1998 for the registration of $300,000,000 of common stock, preferred stock, debt securities and warrants to purchase such securities. We also consent to the incorporation by reference therein of our report dated February 13, 1998, with respect to the consolidated financial statements and schedule of Pacific Gulf Properties Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 1997, filed with the Securities and Exchange Commission.


                                          /s/ Ernst & Young LLP
Newport Beach, California

April 13, 1998